Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

November 20, 2013

Barclays Bank PLC,

1 Churchill Place,

London E14 5HP.

Ladies and Gentlemen:

We are acting as counsel to Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”).  The Company filed with the Securities and Exchange Commission, on July 19, 2013, a registration statement on Form F-3ASR (File No. 333-190038) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to, among other things, the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes.  The Notes are being issued under an indenture, dated as of September 16, 2004 (the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).

We have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the laws of England and Wales relevant to the foregoing opinion.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Notes have been duly authenticated by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

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We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

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Annex A

Title of Notes	Date of Issue
$10,009,300 Yield Enhanced Equity Linked Debt Securities (“YEELDS”) due May 22, 2014 (Linked to the Common Stock of Radian Group, Inc.)	November 20, 2013

US$735,000 Capped Fixed-to-Floating Rate Notes due November 20, 2020	November 20, 2013

$8,479,330 Contingent Income Auto-Callable Securities due November 21, 2014 Based on the Performance of the Common Stock of United States Steel Corporation	November 20, 2013

$5,002,100 Barclays Bank PLC Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Merck & Co., Inc. due November 21, 2018	November 20, 2013

$2,036,500 Barclays Bank PLC Trigger Phoenix Autocallable Optimization Securities linked to the common stock of General Electric Company due November 21, 2018	November 20, 2013

$2,977,400 Barclays Bank PLC Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Intel Corporation due November 21, 2018	November 20, 2013

$6,813,510 Barclays Bank PLC Trigger Autocallable Optimization Securities linked to the EURO STOXX 50® Index due November 21, 2018	November 20, 2013

$925,000 Phoenix Autocallable Notes due December 3, 2014 Linked to the Common Stock of Cummins, Inc.	November 20, 2013

A-1

$856,000 Phoenix Autocallable Notes due December 3, 2014 Linked to the Common Stock of Facebook, Inc.	November 20, 2013

$1,289,000 Market Plus Notes due May 20, 2015 Linked to the EURO STOXX 50 Index	November 20, 2013

$36,543,290 One-Look Notes Linked to the Common Stock of Apple Inc. due November 28, 2014	November 20, 2013

A-2